Exhibit a. (2)

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION

OF

NEW ALTERNATIVES FUND, INC.

Under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

1. The name of the corporation is:

NEW ALTERNATIVES FUND, INC.

2. The Certificate of Incorporation was filed by the Department of State on the 1st day of January, 1978; under the original name:

THE SOLAR FUND, INC.

3. The Certificate of Incorporation is hereby amended to effect the following change:

To amend paragraph (4) which sets forth the par value of the shares of the corporation, which is hereby amended, pursuant to Section 801(b)(10) of the Business Corporation Law, to decrease the par value of the authorized issued and un-issued shares from ONE ($1.00) DOLLAR per share to ONE ($0.01) CENT per share.

4. This reduction in the par value of the Fund’s shares was effected by making a re-class entry between the stated paid-in capital account and the additional paid-in capital account. The Fund’s net asset value per share was unaffected by this change in stated capital.

5. The Certificate of Incorporation is hereby amended to effect the following change:

To amend paragraph (4) which sets forth the stock structure of the corporation. The corporation is currently authorized to issue 8,000,000 shares at $0.01 par value. The corporation shall add 32,000,000 new shares at $0.01 par value. Paragraph (4) shall now read as follows:

(4) The aggregate number of shares which the corporation shall have authority to issue is: 40,000,000 shares at $0.01 par value.

6. The amendment to the Certificate of Incorporation was authorized first by the Board of Directors and then by vote of a majority of all outstanding shares entitled to vote thereon.

IN WITNESS WHEREOF, the undersigned hereby affirms that the statements made herein are true under the penalties of perjury.

Dated: April , 2008

/s/ DAVID J. SCHOENWALD	/s/ MAURICE L. SCHOENWALD
David J. Schoenwald	Maurice L. Schoenwald
President	Secretary